Exhibit 10.1

SECOND AMENDMENT TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This SECOND AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of May 16, 2012, by and between Silicon Valley Bank (“Bank”) and FUSION-IO, INC. (“Borrower”).

RECITALS

A. Bank and Borrower entered into that certain Amended and Restated Loan and Security Agreement dated as of September 13, 2010, as amended by a First Amendment to Amended and Restated Loan and Security Agreement dated as of August 4, 2011 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Borrower has requested that Bank make certain revisions to the Loan Agreement as more fully set forth herein. Bank is willing to do so, on the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1        Section 2.1.1 (Revolving Credit). Section 2.1.1(a) is amended to read as follows:

(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Revolving Line. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

2.2        Sections 2.1.2 (Letters of Credit), 2.1.3 (Foreign Exchange Sublimit), 2.1.4 (Cash Management Services Sublimit). Sections 2.1.2, 2.1.3, and 2.1.4 of the Loan Agreement are deleted in their entirety.

2.3        Section 2.2 (Overadvances). Section 2.2 of the Loan Agreement is amended to read as follows:

2.2 Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the Revolving Line, Borrower shall immediately pay to Bank in cash such excess.

2.4        Section 2.3 (Interest). Section 2.3(a)(i) is amended to read as follows:

(i) Advances. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Prime Rate or the LIBOR Rate plus the LIBOR Rate Margin, as the case may be. Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof.

2.5        Section 2.3 (Interest). Section 2.3(b) is amended to read as follows:

(b) Adjustment in Interest Rate. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Bank shall use its best efforts to give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrower with notice hereunder shall not affect Bank’s right to make changes in the interest rate of the Prime Rate Advances based on changes in the Prime Rate. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.7 hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

2.6        Section 2.4 (Fees). Section 2.4(b) (Unused Commitment Fee) of the Loan Agreement is amended to read as follows, and Section 2.4(c) (Letter of Credit Fee) is deleted:

(b) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, on the last day of each quarter, in an amount equal to one quarter of one-percent (0.25%) per annum of the average unused portion of the Revolving Line. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Revolving Line amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;

2.7        Section 3.2 (Conditions Precedent to all Credit Extensions). Sections 3.2(a) and 3.2(b) are amended to read as follows:

(a) except as otherwise provided in Section 3.5, timely receipt of a Notice of Borrowing;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

2.8        Section 3.5 (Procedure for Borrowing). Section 3.5 is amended and restated in its entirety, and Sections 3.6, 3.7 and 3.8 are added to the Agreement, as follows:

3.5        Procedure for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrower’s irrevocable (provided that any Advances requested hereunder in connection with a transaction permitted under Section 7.3 of the Loan Agreement may be contingent upon the consummation of any such transaction) written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance, except to the extent any such loss arises from Bank’s gross negligence or willful misconduct. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (ii) on the requested Funding Date, in the case of Prime Rate Advances, specifying:

(1) the amount of the Advance (which shall not be less than $500,000, in the case of a LIBOR Advance);

(2) the requested Funding Date;

(3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and

the duration of the Interest Period applicable to any such LIBOR Advances included in such notice (which shall be one, two, three or six months); provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.

3.6        Conversion and Continuation Elections.

(a) So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:

(i) elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;

(ii) elect to continue on the expiration of any Interest Period any LIBOR Advances; or

(iii) elect to convert on the expiration of any Interest Period any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.

(b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:

(i) proposed Conversion Date or Continuation Date;

(ii) aggregate amount of the Advances to be converted or continued;

(iii) nature of the proposed conversion or continuation; and

(iv) duration of the requested Interest Period, in the case of LIBOR Advances.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(d) Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

3.7        Special Provisions Governing LIBOR Advances.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.7 and under Section 3.5 shall be made as though Bank had actually funded each of its relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.7 and under Section 3.5.

(d) LIBOR Advances After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.7(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

3.8        Additional Requirements/Provisions Regarding LIBOR Advances.

(a) If for any reason (including conversion under Section 3.6(d) and any voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Advance prior to the last day of the Interest Period for such Advance, or if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.7(c) and 3.7(d)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Bank would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the London interbank market. A certificate of Bank setting forth in reasonable detail the calculation of any amount or amounts that Bank is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

(b) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Advances or any deposits referred to in the definition of LIBOR); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.8 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth in reasonable detail the basis and amount of each request by Bank for compensation under this Section 3.8. Determinations and allocations by Bank for purposes of this Section 3.8 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances, of making or maintaining Advances, or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.8(c) and setting forth in reasonable detail the basis for and the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, any outstanding LIBOR Advances shall be automatically converted into Prime Rate Advances. Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6, to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

2.9        Section 4 (Creation of Security Interest). Section 4 is amended to read as follows:

4        [Reserved].

2.10        Section 5.2 (Collateral). The first paragraph of Section 5.2 is amended to read as follows:

Property. Borrower has good title to its property, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice.

2.11        Section 5.2 (Collateral). The second paragraph and the third paragraph of Section 5.2 are deleted in their entirety.

2.12        Section 5.3 (Accounts Receivable; Inventory). Section 5.3 is amended to read as follows:

5.3 [Reserved].

2.13        Section 6.2 (Financial Statements, Reports, Certificates). Clauses (a), (b) and (c) of Section 6.2 are amended to read as follows:

(a) [Reserved.]

(b) [Reserved.]

(c) Quarterly Financial Statements. As soon as available, but no later than within five (5) days of the quarterly filing with the SEC, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month or quarter, as applicable, certified by a Responsible Officer and in a form acceptable to Bank;

2.14        Section 6.3 (Inventory; Returns). Section 6.3 is amended to read as follows:

6.5        [Reserved.]

2.15        Section 6.5 (Insurance). Section 6.5 is amended to read as follows:

6.5 [Reserved.]

2.16        Section 6.6 (Operating Accounts). Section 6.6(b) is amended to read as follows:

(b) [Reserved.]

2.17        Section 6.11 (Access to Collateral). Section 6.11 is amended to read as follows:

6.11 [Reserved.]

2.18        Section 6.12 (Formation or Acquisition of Subsidiaries). Section 6.12 is amended to read as follows:

6.12 Formation or Acquisition of Subsidiaries. Within 30 days after the date that Borrower forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary after the Effective Date, Borrower shall (a) cause such new Domestic Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, and (b) provide to Bank all other documentation in form and substance satisfactory to Bank.

2.19        Section 6.13 (Further Assurances). Section 6.13 is amended to read as follows:

6.13 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to effect the purposes of this Agreement.

2.20        Section 7.2 (Changes in Business; Change in Control; Jurisdiction of Formation). Section 7.2 is amended to read as follows:

7.2        Changes in Business; Change in Control; Jurisdiction of Formation. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in Borrower’s chief executive officer, unless the Board replaces such chief executive officer within 90 days of such change, or permit or suffer any Change in Control. Borrower shall not, without prior written notice to Bank: (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name, or (4) change any organizational number (if any) assigned by its jurisdiction of organization.

2.21        Section 7.5 (Encumbrances). Section 7.5 is amended to read as follows:

7.5        Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens.

2.22        Section 7.6 (Maintenance of Collateral Accounts). Section 7.6 is amended to read as follows:

7.6        [Reserved.]

2.23        Section 7.8 (Transactions with Affiliates). Section 7.8 is amended to read as follows:

7.8        Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable); (b) transactions among Borrower and its Subsidiaries and among Borrower’s Subsidiaries so long as no Event of Default exists or could result therefrom; and (c) transactions approved by a majority of the disinterested members of the board of directors.

2.24        Section 9.1 (Rights and Remedies). Section 9.1 is amended to read as follows:

9.1        Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to 100% of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower; and

(f) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity.

2.25        Section 9.2 (Power of Attorney). Section 9.2 is amended to read as follows:

9.2        [Reserved.]

2.26        Section 9.3 (Protective Payments). Section 9.3 is amended to read as follows:

9.3        [Reserved.]

2.27        Section 9.4 (Application of Payments and Proceeds Upon Default). Section 9.4 is amended to read as follows:

9.4        [Reserved.]

2.28        Section 9.5 (Bank’s Liability for Collateral). Section 9.5 is amended to read as follows:

9.5        [Reserved.]

2.29        Section 10 (Notices). The notice information for Bank is as follows:

Silicon Valley Bank

Attn: Alexis Coyle

Director - Corporate Finance

Silicon Valley Bank

555 Mission Street, Suite 900

San Francisco, CA 94105

P 415.764.3109

acoyle@svb.com

2.30        Section 12.6 (Amendments in Writing; Waiver; Integration). Section 12.6 is amended to read as follows:

12.6        Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

2.31        Exhibit A (Collateral Description) is deleted from the Agreement.

2.32        Exhibit B (Loan Payment/Advance Request Form) is replaced by Exhibits B-1 and B-2 attached hereto.

2.33        Exhibit C (Borrowing Base Certificate) is deleted from the Agreement

2.34        Exhibit D (Compliance Certificate) is replaced by Exhibit D attached hereto.

2.35        Section 13 (Definitions).

(a) The following terms are each added to, or amended in Section 13.1 to read as follows:

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to a Borrower by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Continuation Date” means any date on which Borrower elects to continue a LIBOR Advance into another Interest Period.

“Conversion Date” means any date on which Borrower elects to convert a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

“Credit Extension” is any Advance, or any other extension of credit by Bank for Borrower’s behalf.

“Current Assets” is, on any date, the sum of Borrower’s and its Subsidiaries (a) unrestricted cash and Cash Equivalents maintained with Bank or invested through Bank’s Affiliates or other financial institution(s), (b) net billed accounts receivable, and (c) the value of net inventory.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“Interest Payment Date” means, with respect to any Prime Rate Advance, the first day of each month (or, if the first day of the month does not fall on a Business Day, then on the first Business Day following such date), and, with respect to any LIBOR Advance, (x) for an Interest Period of three (3) months or less, the last day of each Interest Period applicable to such LIBOR Advance, and (y) for an Interest Period of longer than three (3) months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one, two, three or six months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of a Borrower based upon an application, guarantee, indemnity, or similar agreement.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) equal to LIBOR for such Interest Period.

“LIBOR Rate Margin” is 2.0%.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by a Borrower in connection with this Agreement, and any other present or future agreement between a Borrower and/or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

(b) The following defined terms in Section 13.1 are deleted in their entirety: “Account”, “Account Debtor”, “Availability Amount”, “Bankruptcy-Related Defaults”, “Borrower’s Books”, “Borrowing Base”, “Borrowing Base Certificate”, “Borrowing Base Report”, “Cash Management Services”, “Collateral”, “Collateral Account”, “Commodity Account”, “Control Agreement”, “Eligible Account”, “Eligible Exim Account”, “Eligible Foreign Account”, “Eligible Inventory”, “FX Business Day”, “FX Reduction Amount”, “FX Reserve”, “Letter of Credit Application” “Letter of Credit Reserve”, and “Settlement Date”.

(c) Subclause (e) of the definition of “Permitted Investments” is amended to read as follows:

(e) Investments consisting of deposit and/or securities accounts in the name of Borrower or any Subsidiary;

(d) Subclause (c) of the definition of “Permitted Liens” is amended to read as follows:

(c) Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(e) Subclause (o) of the definition of “Permitted Liens” is amended to read as follows:

(o) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions; and;

3.        Limitation of Amendment.

3.1        The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2        This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1        Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2        The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, have been duly authorized by all necessary action on the part of Borrower;

4.3        The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower, nor require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.4        This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Termination of Security Interest. In connection with this Amendment, Bank shall take such actions as are reasonably necessary to terminate (i) any financing statement previously filed to perfect Bank’s Lien on any property of Borrower and (ii) any Control Agreement executed for the benefit of Bank as secured party.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment of an amount equal to all Bank Expenses in connection herewith.

8. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		FUSION-IO, INC.

By:	/s/ Alexis Coyle	By:	/s/ Dennis Wolf
Name:	Alexis Coyle	Name:	Dennis Wolf
Title:	Director	Title:	Chief Financial Officer and Executive Vice President

EXHIBIT B-1

FORM OF NOTICE OF BORROWING

FUSION-IO, INC.

Date:

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attention: Corporate Services Department

RE:	Amended and Restated Loan and Security Agreement dated as of September 13, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between FUSION-IO, INC. (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the borrowing of an Advance.

1. The Funding Date, which shall be a Business Day, of the requested borrowing is                     .

2. The aggregate amount of the requested borrowing is $        .

3. The requested Advance shall consist of $         of Prime Rate Advances and $         of LIBOR Advances.

4. The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be              months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b) no Event of Default has occurred and is continuing, or would result from such proposed Advance; and

(c) the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, $25,000,000.

BORROWER	FUSION-IO, INC.

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
—%

EXHIBIT B-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

FUSION-IO, INC.

Date:

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attention: Corporate Services Dept.

RE:	Amended and Restated Loan and Security Agreement dated as of September 13, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between FUSION-IO, INC. (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.6 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:

1. The date of the [conversion] [continuation] is             , 20    .

2. The aggregate amount of the proposed Advances to be [converted] is $         or [continued] is $        .

3. The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.

4. The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be              months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; [provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date]; and

(b) no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

BORROWER	FUSION-IO, INC.

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
—%

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	FUSION-IO, INC.

The undersigned authorized officer of FUSION-IO, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in compliance for the period ending                      with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) for the absence of footnotes and subject to year end adjustments with respect to unaudited financial statements. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Quarterly Financial Statements	within 5 days after filing with SEC	Yes No
Annual Financial Statements	within 5 days after filing with SEC	Yes No

Compliance Certificate	Delivered with financial statements	Yes No

Financial Covenant	Required		Actual		Complies
Maintain on a Quarterly Basis:
Minimum Adjusted Current Ratio	1.25:1.00			:1.00	Yes No
Minimum Tangible Net Worth	$25,000,000	*	$		Yes No

*	plus 25% of the net proceeds Borrower receives from the sale or issuance of its equity or Subordinated Debt securities

The following financial covenant analys[is][es] and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

FUSION-IO, INC.	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER

Name:	Date:

Title:	Verified:
AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Adjusted Current Ratio (Section 6.7(a))

Required: 1.25:1.00

Actual:

A.	Aggregate value of the unrestricted cash and cash equivalents of Borrower at Bank or other institutions	$

B.	Aggregate value of the net billed accounts receivable of Borrower	$

C.	Aggregate value of the Investments with maturities of fewer than 12 months of Borrower at Bank or other institutions	$

D.	Aggregate value of net Inventory	$

E.	Current Assets (the sum of lines A through D)	$

F.	Aggregate value of Obligations to Bank	$

G.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and not otherwise reflected in line E above that matures within one (1) year	$

H.	Current Liabilities (the sum of lines F and G)	$

I.	Value of Line E. (Current Assets)	$

J.	Value of Line H. (Current Liabilities)	$

K.	Adjusted Current Ratio (line I divided by line J)

Is line K equal to or greater than 1.25:1:00?

No, not in compliance	Yes, in compliance

II.	Tangible Net Worth (Section 6.7(b))

Required: $25,000,000

Actual: $

A.	Total equity of Borrower	$

B.	Aggregate value of Subordinated Debt	$

C.	line A plus line B	$

D.	Aggregate value good will of Borrower	$

E.	Aggregate value of intangible items including unamortized debt discount and expense, Patents, Trademarks, Copyrights, and capitalized research and development expenses except prepaid expenses of Borrower	$

F.	Aggregate value of notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates	$

G.	Aggregate value of any reserves not already deducted from assets	$

H.	(line D plus line E plus line F plus line G)	$

I.	line C minus line H

J.	Aggregate net proceeds received by Borrower from the sale or issuance of its equity or Subordinated Debt since the Effective Date	$

K.	Required Tangible Net Worth (line I, plus 25% line J)	$

Is line I equal to or greater than line K?

No, not in compliance	Yes, in compliance

PRO FORMA INVOICE FOR LOAN CHARGES

BORROWER:	FUSION-IO, INC. (Second Amendment)

LOAN OFFICER:

DATE:	May 16, 2012

	Variance Fee	$0
	Legal Fees	$

	TOTAL FEES DUE	$

*	to be paid upon closing.

{    } A check for the total amount is attached.

{    } Debit DDA #                     for the total amount.

BORROWER:

FUSION-IO, INC.

Authorized Signer	(Date)

SILICON VALLEY BANK

Loan Officer Signature	(Date)